Exhibit 10.8

BI-LO HOLDING, LLC 2012

EXECUTIVE INCENTIVE POOL PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSE

Section 1.1 Establishment and Purpose. BI-LO Holding, LLC, a Delaware limited liability company (the “Company”) hereby establishes the BI-LO Holding, LLC 2012 Executive Incentive Pool Plan (the “Plan”) as set forth in this document. The purposes of the Plan are to reward the creation of long-term Company value through a Monetization Event and to provide motivation to certain executive employees of the Company (each a “Participant”) to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives to such individuals through cash bonus payments.

Section 1.2 Effective Date. The Plan shall become effective as of the Closing Date of the Agreement and Plan of Merger (the “Merger Agreement”) among Opal Holdings, LLC, Opal Merger Sub, Inc. and Opal, Inc. (also known as Winn-Dixie Stores, Inc. or “Winn-Dixie”), dated as of December 16, 2011 (the “Effective Date”), whereby Opal Merger Sub will be merged with and into Winn-Dixie (the “Merger”), and Winn-Dixie will become an indirect wholly-owned subsidiary of the Company.

ARTICLE 2

DEFINITIONS

Section 2.1 Affiliate. “Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code section 414(b) or Code section 414(c); provided, however, that (i) in applying Code section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code section 1563(a)(1), (2), and (3), and (ii) in applying Treas. Reg. section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treas. Reg. section 1.414(c)-2.

Section 2.2 Award Agreement. “Award Agreement” means a written agreement evidencing a Participant’s participation in this Plan. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company or certificates, notices or similar instruments as approved by the Committee.

Section 2.3 Beginning Equity Value. “Beginning Equity Value” shall mean five hundred and two million, one hundred thousand dollars ($502.1 million) (which consists of the preexisting equity in the Company plus the capital contributions made to the Company or an Affiliate attributable to the closing of the Merger), as increased from time to time for any additional equity capital invested after the closing date of the Merger (the “Closing Date”), all as determined by the Committee (and as further adjusted, as appropriate, by the Committee for any changes in the Company’s or its Affiliates’ capital structure).

Section 2.4 Board. “Board” means the Board of Directors of the Company or such other governing authority of the Company, as applicable.

Section 2.5 Cash Distribution. “Cash Distribution” has the meaning set forth in Section 2.17(iv).

Section 2.6 Cause. “Cause” has the meaning as defined in a Participant’s Employment Agreement but in the absence of an Employment Agreement or in the absence of such a defined term in the Employment Agreement then “Cause means (i) a material breach of Participant’s employment agreement by the Participant, including, without limitation, a material breach by the Participant of the Participant’s obligations under Sections 9 and 10 of his Employment Agreement or Section 4.2(e) hereof; (ii) intentional misconduct as an officer or employee of the Company (but acts in the nature of bad business judgment shall not be considered “misconduct” for this purpose) or a material violation by the Participant of material written policies of the Company or specific written directions of the persons to whom the Participant reports and under whose direction the Participant is subject (other than any such failure resulting from the Participant’s short-term incapacity due to physical or mental illness, and provided further that if the Participant voluntarily terminates for Good Reason, such as his being unwilling to relocate more than fifty (50) miles, this type of refusal shall not be deemed a violation of specific written directions for purposes of this clause (ii)); (iii) a material breach of any fiduciary duty which the Participant owes to the Company in his capacity as an employee or officer (and not in any other capacity that the Participant may serve the Company or its Affiliates); (iv) the conviction or plea of guilty or no contest by the Participant with respect to (A) a felony or (B) embezzlement, dishonesty, a crime involving moral turpitude, or intentional and actual fraud; (v) the habitual use of illicit drugs or other illicit substances or the addiction to licit drugs or other substances; or (vi) an unexplained absence from work for more than ten (10) consecutive days in any twelve (12) month period (vacation, reasonable personal leave, reasonable sick leave and disability excepted); provided, however, that in respect of conduct described in clauses (i) through (v) above, if such conduct does not directly affect the Company or an Affiliate, such conduct shall be deemed to constitute “Cause” only if it would reasonably be expected that either such conduct or the continued employment of the Participant would result in material prejudice to the business or reputation of the Company, as determined in the reasonable good faith discretion of the Board (“Company Discretion”).

Except as provided below, for purposes of the above, except clause (iv), above, “Cause” shall exist only after written notice has been delivered to the Participant describing the specified conduct at issue, with a declaration that such conduct constitutes, in the Company’s opinion, grounds for termination for Cause and describing the specific actions to be taken by the Participant to cure such conduct and either (Y) a reasonable opportunity has elapsed for the Participant to cure such conduct (which cure period shall not be more than thirty (30) days) without correcting such conduct to the reasonable satisfaction of the Board, or (Z) Participant repeats the conduct described in such notice after receipt of such notice.

Notwithstanding the immediately preceding paragraph, the Participant’s employment will be deemed to have been terminated for Cause if it is determined subsequent to his termination of employment that grounds for termination of his employment for Cause existed at the time of his termination of employment and such grounds had or are reasonably likely to have a material adverse effect on the business or finances of the Company or an Affiliate.

Section 2.7 Closing Date. “Closing Date” has the meaning set forth in Section 2.3.

Section 2.8 Code. “Code” means the Internal Revenue Code of 1986 as amended from time to time.

Section 2.9 Committee. “Committee” means the Compensation Committee of the Board, or such other Committee of the Board as may be designated by the Board to administer the Plan. In the absence of such Committee, the term “Committee” shall mean the Board of Directors of the Company,.

Section 2.10 Company. “Company” means BI-LO Holding, LLC, a Delaware limited liability company, and its successors.

Section 2.11 Company Discretion. “Company Discretion” has the meaning set forth in Section 2.6.

Section 2.12 Cumulative IRR. “Cumulative IRR” has the meaning set forth in Exhibit A.

Section 2.13 Disability. “Disability” has the meaning as defined in a Participant’s Employment Agreement but in the absence of an Employment Agreement or in the absence of such a defined term in the Employment Agreement then “Disability” means, with respect to a Participant, that the Participant has suffered a physical or mental illness, injury or infirmity that prevents the Participant from performing, with reasonable accommodation, the Participant’s essential job functions for any ninety (90) days (excluding vacation and holidays) in any one hundred twenty (120) day period and the Company reasonably determines in good faith that such illness or other disability is reasonably likely to continue for at least the next following thirty (30) days.

Section 2.14 Employment Agreement. “Employment Agreement” means, with respect to a Participant, a written employment agreement by and between the Participant and the Company.

Section 2.15 Good Reason. “Good Reason” has the meaning as defined in a Participant’s Employment Agreement but in the absence of an Employment Agreement or in the absence of such a defined term in the Employment Agreement then “Good Reason” shall be deemed to exist if:

(i) there is a material diminution in title and/or duties, responsibilities, or authority, or reporting relationship of the Participant to whom the Participant reports and under whose direction the Participant is subject;

(ii) after the Participant’s relocation to Jacksonville, Florida (or, if the Company so elects, to Greenville, South Carolina), the Company requires the Participant to move to another location of the Company or any Affiliate, and the distance between the Participant’s former residence and new job site is at least fifty (50) miles greater than the distance between the Participant’s former residence and former job site;

(iii) there is a failure or refusal or default by the Company to perform any material obligation under Participant’s Employment Agreement, including without limitation, the material failure by the Company to comply with the provisions regarding salary, incentive compensation, equity, business expense reimbursement and benefits; or

(iv) there is a reduction in the Participant’s then Base Salary or Incentive Bonus target amount, other than a reduction which is part of a general cost reduction affecting at least ninety percent (90%) of similarly situated employees and which does not exceed ten percent (10%) of the Participant’s then Base Salary and Incentive Bonus target amount in the aggregate when combined with any such prior reductions.

In each such case of Good Reason, the Participant shall provide the Company with written notice of the grounds for a Good Reason termination, and the Company shall have a period of thirty (30) days to cure after receipt of the written notice. Resignation by the Participant following Company’s cure or before the expiration of the 30-day cure period shall constitute a voluntary resignation and not a termination or resignation for Good Reason. If the alleged Good Reason event has not been cured at the end of the cure period, the Participant’s termination of employment for Good Reason will be effective on the first day following the last day of the 30-day cure period, provided that the Participant terminates employment within sixty (60) days of the end of the cure period. If the Participant terminates after such 60 day period, such termination shall constitute a voluntary resignation and not a termination for Good Reason.

Section 2.16 Incentive Pool. “Incentive Pool” means the recordkeeping account established and maintained on the books of the Company pursuant to this Plan.

Section 2.17 Monetization Event. “Monetization Event” means (i) the Company is converted, merged, consolidated or reorganized into or with another corporation or other legal person and, immediately after such conversion, merger, consolidation, or reorganization, less than a majority of the combined voting power of the then-outstanding equity securities of such corporation or other legal person immediately after such transaction are held in the aggregate by the holders of voting equity securities of the Company immediately prior to such transaction; (ii) (A) the members of the Company sell, transfer or exchange more than 50% of the combined voting power of the then-outstanding equity securities of the Company to an unrelated third party, or (B) the Company or its Subsidiaries sell, transfer or exchange more than 50% in value of their aggregate assets to any other entity or other legal person, and less than a majority of the combined voting power of the then-outstanding equity securities of such entity or person immediately after such sale are held in the aggregate by the holders of voting securities of the Company immediately prior to such sale; (iii) a firm commitment underwritten public offering that is registered under the Securities Act of 1933 (a “Public Offering”), as amended, of the equity interests of the Company, a Subsidiary or a respective successor entity where either (A) the members’ interest in the voting securities of the Company, Subsidiary or a respective successor entity, as applicable, is reduced to below 50% as a result of such Public Offering or (B) the Company determines, in its sole and absolute discretion, that such Public Offering constitutes a Monetization Event for purposes of the Plan; or (iv) the payment of any Company dividends or distributions (whether pursuant to a regular dividend, extraordinary dividend, non-dividend distribution, redemption, recapitalization, or otherwise) (any event listed in the preceding (iv), being herein referred to as a “Cash Distribution”); provided that in each case (i) – (iv) above all of the conditions set forth on Exhibit A are met.

Section 2.18 Operating Agreement. “Operating Agreement” means the Limited Liability Company Agreement for BI-LO Holding, LLC, as amended from time to time.

Section 2.19 Participant. “Participant” has the meaning set forth in the introduction to this Plan who executed an Award Agreement pursuant to this Plan.

Section 2.20 Pool Unit. “Pool Unit” has the meaning set forth in Section 3.4.

Section 2.21 Subsidiary. “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company, if each of the entities other than the last entity in the unbroken chain owns equity possessing 50% or more of the total combined voting power in one of the other entities in such chain.

ARTICLE 3

ADMINISTRATION AND

INCENTIVE POOL ESTABLISHMENT

Section 3.1 Plan Administration. The Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms. The Committee shall have all the authority and discretion that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: (i) interpret this Plan; (ii) determine eligibility for participation in the Plan; (iii) decide all questions concerning eligibility for, and the amount of, amounts payable under this Plan; (iv) construe any ambiguous provision of this Plan; (v) correct any defect, supply any omission or reconcile any inconsistency in this Plan; (vi) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper; (vii) make regulations for carrying out this Plan and make changes in such regulations as the Committee from time to time deems proper; (viii) to the extent permitted under this Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (ix) accelerate vesting under this Plan; (x) grant Award Agreements and awards in replacement of this Plan, awards previously granted under the Plan or awards granted under any other employee benefit plan of the Company; and (xi) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and awards under the Plan. The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan, including Participants and their respective estates, beneficiaries and legal representatives.

Section 3.2 Liability and Indemnification. No member of the Committee shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or this Plan, and each member of the Committee shall be fully indemnified, defended and otherwise protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law.

Section 3.3 Incentive Pool. For Plan recordkeeping purposes, the Company shall establish and maintain on its books an account to be known as the Incentive Pool. Amounts shall be credited to the Incentive Pool at the time of a Monetization Event, as set forth on Exhibit A; provided that no amounts shall be credited to or paid from the Incentive Pool until (a) the Company’s equity investors have received a return of their Beginning Equity Value, and (b) a minimum Cumulative IRR has been achieved, all as more fully set forth on Exhibit A. The Incentive Pool metrics on Exhibit A (and thus the amount to be credited to the Incentive Pool) shall be adjusted as appropriate to account for any additional equity invested in the Company, any Company dividends paid, and any other changes in the capital structure of the Company negotiated on an arms’ length basis. The preceding sentence shall also apply to events involving an Affiliate, as the Committee determines is appropriate.

Section 3.4 Pool Units. Interests in the Incentive Pool shall be granted in the form of bookkeeping units (each such interest, a “Pool Unit”). The maximum aggregate number of interests in the Incentive Pool that may be granted under this Plan is 1,000,000.

ARTICLE 4

GRANT AND VESTING OF POOL UNITS

Section 4.1 Grant. Solely for the purpose of determining the amount of an incentive bonus to be paid to Participant under this Plan, the Committee shall enter into an Award Agreement with each Participant which shall grant to such Participant the number of Pool Units that is set forth in such Award Agreement.

Section 4.2 Vesting of Participant’s Pool Units. Unless otherwise provided in an Award Agreement, Pool Units granted to each Participant shall vest and be forfeited, and shall be used to determine the amount of payments to be made by the Company to each Participant, as follows:

(a) General Vesting Schedule. Subject to the provisions of Sections 4.2(b), 4.2(c), 4.2(d) and 4.2(e), each Participant shall become 50% vested in such Participant’s Pool Units three (3) years after the date such Pool Units were granted, provided that such Participant is continuously employed by the Company or an Affiliate during the entirety of such three (3) year period. The remaining 50% of the Participant’s Pool Units shall vest only upon the occurrence, while such Participant is employed by the Company or an Affiliate, of (A) a Monetization Event that is not a Cash Distribution, or (B) a Monetization Event that is a Cash Distribution provided that at the time of such event, the Company’s Cumulative IRR is at least

15% and, when combined with any prior Monetization Event, results in the return to the Company’s equity holders of at least their Beginning Equity Value (“Vesting Monetization Event”). In addition, a Participant shall become immediately vested in 100% of his Pool Units if a Vesting Monetization Event occurs within five (5) years of the Closing Date while the Participant is employed by the Company or an Affiliate.

(b) Former BI-LO Transaction Bonus Program Participant Vesting Schedule. Subject to the provisions of Sections 4.2(c), 4.2(d) and 4.2(e), Participants in the BI-LO Transaction Bonus Program immediately prior to the Closing Date shall be 50% vested in their Pool Units on the Closing Date. The remaining 50% of the Participant’s Pool Units shall vest only upon the occurrence of a Vesting Monetization Event while such Participant is employed by the Company or an Affiliate.

(c) Vesting Upon Death, Disability, or Termination Not for Cause or Resignation for Good Reason. Subject to the provisions of Sections 4.2(d) and 4.2(e), to the extent a Participant is not otherwise vested in his Pool Units under Sections 4.2(a) or (b) above, and such Participant is terminated from employment with the Company or an Affiliate because of death, Disability, termination without Cause or resignation for Good Reason, such Participant shall be 50% vested in his Pool Units immediately upon such termination of employment. The remaining 50% of such Participant’s Pool Units shall be forfeited upon such termination of employment.

(d) No Monetization Event within Five Years. Notwithstanding any other provision of this Section 4.2, in the event that no Vesting Monetization Event occurs within five (5) years after the Closing Date, (i) any Participant not then employed by the Company or an Affiliate shall immediately forfeit any previously vested Pool Units, and (ii) any Participant who subsequently ceases to be employed by the Company or an Affiliate prior to a Vesting Monetization Event, shall immediately forfeit any previously vested Pool Units upon such cessation of employment, unless the Company decides in its sole discretion to extend such vesting period. Notwithstanding the preceding, in the event of termination of employment with the Company or an Affiliate because of death, Disability, termination without Cause or resignation for Good Reason then the foregoing provisions of this subsection (d) shall not apply until the later of five (5) years after the Closing Date or one (1) year after such termination of employment.

(e) Forfeiture of Pool Units. Notwithstanding the other provisions of this Section 4.2, in the event that a Participant is terminated from employment with the Company or an Affiliate for Cause or materially violates any restrictive covenants contained in an Employment Agreement or an Award Agreement, Participant shall immediately forfeit all vested and unvested Pool Units and any right to payment with respect thereto.

Section 4.3 Restrictive Covenants. To the extent a Participant’s Employment Agreement doesn’t include the following restrictive covenants then the Award Agreement for such Participant shall include the following provisions:

(a) Confidential Information.

During the course of his employment with the Company, the Participant will be given access to and receive Confidential Information (as defined below) regarding the Company’s business. The Participant agrees that the Confidential Information constitutes a protectable business interest of the Company and covenants and agrees that at all times during his employment with the Company, and at all times following his termination, the Participant will not, directly or indirectly, disclose any Confidential Information. Upon termination of the Participant’s employment, for any reason, the Participant shall promptly and immediately return the original and all copies of any documents, records, notebooks, computer files, flash drives, images, emails, pdf files, zip files, computer programs or disks or any other similar repositories containing Confidential Information in the possession, custody, or control of the Participant.

As used in this Plan, the term “Confidential Information” means any and all confidential, proprietary or trade secret information of the Company or an Affiliate not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is conceived or developed by the Participant, applicable to or in any way related to: (i) the present or future business of the Company or any Affiliates; (ii) the research and development of the Company or any Affiliates; or (iii) the business of any client or vendor of the Company or any Affiliates. Such Confidential Information includes the following property or information of the Company and its Affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to the Company by third parties that is subject to confidentiality obligations. The Company shall not be required to advise the Participant specifically of the confidential nature of any such information, nor shall the Company be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature.

Notwithstanding the preceding to the contrary, Confidential Information shall not include general industry information or information that is publicly available or readily discernable from publicly available product or literature; information that Participant lawfully acquires from a source other than the Company or its Affiliates or any client or vendor of the Company or its Affiliates (provided that such source is not bound by a confidentiality agreement with the Company or its Affiliates); information that is required to be disclosed pursuant to any law, regulation, rule of any governmental body or authority, or stock exchange, or court order; or information that reflects

Employee’s own skills, knowledge, know-how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or an Affiliate.

(b) Non-Solicitation & Non-Disparagement: The Participant hereby agrees that during his employment by the Company and for a period of one (1) year following the Participant’s separation from such employment for any reason, the Participant shall not, directly or indirectly: (i) solicit, recruit or hire any person who either currently is or at the time of Participant’s separation is an employee of the Company or an Affiliate (provided, however, that the foregoing provision shall not prohibit solicitations made by the Participant to the general public or general solicitations to employees in the supermarket or retail grocery industry business (the “Business”)); or (ii) disparage the Company in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company with the public generally, or with any of its customers, vendors or employees.

(c) Non-Compete. The Participant acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information and customer goodwill. The Participant further acknowledges that the Confidential Information is of significant competitive value to the Company in the supermarket and grocery industry in which it competes, and that the use or disclosure, even if inadvertent, of such Confidential Information for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company, to protect that Confidential Information against inappropriate use or disclosure, and in consideration for the Participant’s employment and the benefits provided to the Participant (including, without limitation, the benefits payable to the Participant pursuant to this Plan, the Participant hereby agrees that during his employment by the Company and for a period of one (1) year following the Participant’s separation from such employment for any reason (the “Restricted Period”), the Participant shall not, directly or indirectly (including, without limitation, as an employee, officer, director, owner, consultant, manager, or independent contractor), other than in connection with his employment by the Company, (i) engage in the Business anywhere in either (A) the Southeastern United States within one hundred (100) miles of anywhere in which the Company or an Affiliate engages in the Business at the time of Participant’s separation as an employee of the Company, or (B) any other location in the United States in which or within one hundred (100) miles in which the Company or an Affiliate is engaged in the Business at the time of Participant’s separation as an employee of the Company; (ii) solicit, in competition with the Company or an Affiliate, the business of any customer of the Company or an Affiliate; or (iii) request any present or future supplier of, distributor to or provider of products or services to the Company or an Affiliate to curtail or cancel its business with the Company or an Affiliate. For purposes hereof, the “Southeastern United States” means the States of NC, SC, GA, FL, AL, MS, LA and TN. The Restricted Period shall be extended for a period equal to any time period that the Participant is in violation of this Section 4.3(c).

Nothing contained in this Section 4.3(c) shall be construed to prevent the Participant from (A) investing in the equity of any competing entity listed on a national securities exchange or traded in the over-the-counter market, but only if the Participant is not involved directly or indirectly in the management of said entity and if the Participant and the Participant’s associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of five percent (5%) of the equity of such entity, (B) indirectly owning securities through ownership of shares of a registered investment company or mutual fund, (C) working for a non-competing division of a multi-divisional enterprise, if and to the extent that the Participant provides no Confidential Information to such enterprise and performs no services for or on behalf of any competing division of such enterprise, as determined in the reasonable good faith of the Company, or (D) working for a vendor who provides goods or services to entities within the Business, but who does not itself engage in the retail grocery or supermarket business.

(d) If a court of competent jurisdiction determines that any portion of this Section 4.3 is invalid or unenforceable, the remainder of this Section 4.3 shall be given full effect without regard to the invalid provision. If any court of final and non-appealable judgment construes any of the provisions of this Section 4.3, or any part thereof, to be unreasonable because of the duration, geographic location, or scope of such provision, such provision shall be deemed to be amended to cover the maximum duration, geographic location, and scope not so determined to be unreasonable.

ARTICLE 5

INCENTIVE POOL PAYMENTS

Section 5.1 Amount of Incentive Pool Payments. The value of the benefit to be paid to or with respect to Participant pursuant to this Article 5 shall be determined as of the closing date of each Monetization Event by (a) dividing the number of the Participant’s vested Pool Units by the outstanding total vested Pool Units, (b) multiplying the quotient obtained in Section 5.1(a) by the applicable CD Participation Amount or ME Participation Amount credited to the Incentive Pool pursuant to Section 3.3 and Exhibit A hereof, and (c) subtracting from the product obtained in Section 5.1(b) all prior payments made to the Participant pursuant to this Section 5.1.

Section 5.2 Time and Form of Payment. Participant’s benefit under this Article 5 shall be paid to Participant in cash as soon as reasonably practicable after the closing of a Monetization Event.

Section 5.3 Beneficiaries. Any amount payable under this Agreement after Participant’s death shall be paid when otherwise due hereunder to the beneficiary or beneficiaries (Participant’s “Beneficiary”) designated in accordance with the provisions of this Agreement. Such designation of Participant’s Beneficiary shall be made in writing on a form prescribed by and filed with the Committee, and shall remain in effect until changed by Participant by the filing of a new beneficiary designation form with the Committee. If Participant fails to so designate a Beneficiary, or in the event all of the individuals designated as Participant’s Beneficiary are individuals who predecease Participant, any remaining amount payable under this Agreement shall be paid to Participant’s estate when otherwise due hereunder.

Section 5.4 Facility of Payment. If the Company shall find that Participant or Participant’s Beneficiary is unable to care for his or her affairs because of illness or accident or is unable to execute a proper receipt for the payment of any amount payable under this Agreement, the Company may make payment to a relative or other proper person for the benefit of Participant or Participant’s Beneficiary. To the extent permitted by law, the payment to a person in accordance with the paragraph shall fully discharge the Company’s obligation to pay any amount due under this Agreement. The decision of the Committee shall in each case be binding upon all persons in interest, and neither the Company nor the Committee shall be under any duty to see to the proper application of such funds.

ARTICLE 6

CLAIMS PROCEDURE

Section 6.1 Claims Procedure. If Participant or Participant’s Beneficiary believes that a payment Participant or Participant’s Beneficiary is entitled to receive has not been paid, Participant or Participant’s Beneficiary must file a written claim for such payment with the Committee. The Committee shall furnish Participant or Participant’s Beneficiary with written notice of the approval or denial of such claim within a reasonable period of time not to exceed ninety (90) days after the date the original claim was filed unless special circumstances require an extension of time for processing the claim. If such an extension of time is required written notice of the extension shall be furnished to Participant or Participant’s Beneficiary prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. In the event that the decision is not furnished within such time, the claim shall be deemed denied. The extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Committee is to render a final decision. If such claim is wholly or partially denied, the notice of denial shall set forth in a manner calculated to be understood by Participant or Participant’s Beneficiary:

(a) the specific reason or reasons for denial;

(b) specific reference to pertinent provisions of the Agreement on which the denial is based;

(c) a description of any additional information needed to perfect the claim and an explanation of why such information is necessary; and

(d) an explanation of the claims review procedure under this Agreement.

Section 6.2 Claims Review Procedure.

(a) The purpose of the claims review procedure is to provide a means by which Participant or Participant’s Beneficiary, or the duly authorized representative of Participant or Participant’s Beneficiary, may have a reasonable opportunity to appeal a denied claim to the Committee for a further review. To accomplish that purpose, Participant or Participant’s Beneficiary, or the duly authorized representative of Participant or Participant’s Beneficiary, may: (i) request a review by the Committee upon written application to the Committee; (ii) review pertinent documents; and (iii) submit issues and comments in writing. Participant or Participant’s Beneficiary may request a review of a denied claim by filing a written application with the Committee at any time within sixty (60) days after receipt by Participant or Participant’s Beneficiary of written notice of denial of a claim.

(b) The final decision on review shall be made by the Committee, which may, in its discretion, hold a hearing on a denied claim. The Committee shall issue a decision on such review within sixty (60) days after receipt of an application for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of a request for review. In the event that the decision is not furnished within such time, the claim shall be deemed denied. If such an extension of time for review is required, written notice of the extension shall be furnished to Participant or Participant’s Beneficiary prior to commencement of the extension. The final decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by Participant or Participant’s Beneficiary, and specific references to the pertinent provisions of the Agreement on which the decision is based. The final decision of the Committee with respect to a claim shall be conclusive and binding upon Participant or Participant’s Beneficiary and any other party having or claiming to have an interest in the claim being reviewed.

Section 6.3 Binding Arbitration. To the extent not addressed in a Participant’s Employment Agreement, each Award Agreement shall provide that:

(a) Generally. Such Participant and the Company shall agree that any controversy or claim arising out of or relating to this Plan, the employment relationship between Participant and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to arbitration in Jacksonville, Florida, to the American Arbitration Association, before a single arbitrator appointed in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, as such procedures and rules may be amended from time to time and modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. Notwithstanding the foregoing, a party who seeks equitable relief, including injunctive relief, shall not be obligated to utilize the arbitration proceedings required hereunder and instead may seek such relief in any state or federal court sitting in Jacksonville, Florida.

(b) Binding Effect. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator shall only be authorized to interpret the provisions of this Plan, and shall not amend, change or add to any such provisions. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c) Fees and Expenses. Except as otherwise provided in this Plan or by law, the arbitrator will be authorized to apportion its fees and expenses as the arbitrator deems appropriate and the arbitrator will be authorized to award the prevailing party its fees and expenses (including attorneys’ fees). In the absence of any such apportionment or award, each party will bear the fees and expenses of its own attorney.

(d) Confidentiality. The parties will keep confidential, and will not disclose to any person, except the parties’ advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 6.3, the referral of any such controversy to arbitration or the status or resolution thereof.

(e) Waiver. Participant acknowledges that arbitration pursuant to this Plan (except for the injunctive and other equitable relief relating to Section 4.3) includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and Participant hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

(f) Acknowledgment. Participant acknowledges that before agreeing to participate in this Plan, Participant has had the opportunity to consult with any attorney or other advisor of Participant’s choice, and that this provision constitutes advice from the Company to do so if Participant chooses. Participant further acknowledges that Participant has agreed to participate in this Plan of the Participant’s own free will, and that no promises or representations have been made to Participant by any person to induce Participant to participate in this Plan other than the express terms set forth herein. Participant further acknowledges that Participant has read this Plan and understands all of its terms, including the waiver of rights set forth in this Section 6.3.

ARTICLE 7

MISCELLANEOUS

Section 7.1 No Guarantee of Employment. Nothing in this Plan or in a related Award Agreement shall confer upon Participant any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time and for any reason.

Section 7.2 No Joint Venture. This Plan and a related Award Agreement shall not be considered to create a joint venture between any Participant and the Company or to provide a Participant with any ownership interest in the Company or any right or interest with respect to the earnings and profits or assets of the Company.

Section 7.3 Pool Unit Not Salary. Neither the grant of Pool Units nor any payment to be made with respect thereto shall be deemed salary or other compensation to a Participant for the purpose of computing benefits to which a Participant may be entitled under any severance arrangement, retirement plan, employment agreement or other similar arrangement that the Company may now or hereafter have or adopt.

Section 7.4 No Funding. This Plan constitutes a mere promise to make payments in accordance with the terms hereof, and each Participant shall have the status of a general unsecured creditor of the Company and any Affiliates. This Plan is unfunded and nothing in this Plan will be construed to set aside any assets of the Company or to give any Participant any rights to any specific assets of the Company or any Affiliate.

Section 7.5 Amendment and Cancellation. The Committee may amend the terms of this Plan and/or any Award Agreement, but no such amendment shall adversely affect in any material way a Participant’s rights under this Plan without the prior written consent of such Participant. The Committee may, with a Participant’s written consent, cancel an Award Agreement granted under this Plan in exchange for a new award under the Plan.

Section 7.6 Withholding Taxes. The Company or an Affiliate shall have the right to require a Participant to remit to the Company or such Affiliate, or to withhold from other amounts payable to Participant, as compensation or otherwise, any amount required to satisfy all federal, state and local income and employment tax withholding requirements.

Section 7.7 Notices. All notices and other communications under this Plan shall be in writing (including electronically) and shall be given in person or by either personal delivery, personal email with return receipt requested, facsimile with confirmation of receipt, overnight delivery, or first class mail, certified or registered with return receipt requested, with postal or delivery charges prepaid, and shall be deemed to have been duly given when delivered personally, emailed, or three days after mailing first class, certified or registered with return receipt requested.

Section 7.8 Entire Plan. This Plan supersedes any and all other agreements either oral or written, between the parties hereto with respect to the subject matter hereof. In addition, this Plan and related Award Agreement supersedes and replaces the BI-LO Transaction Bonus Program, in which any Participant may have been a participant.

Section 7.9 Severability and Waiver. If any provision contained in this Plan shall be held to be invalid, illegal or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically by the parties as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and the parties hereby agree to such provision. Waiver by any party of any breach of this Plan or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

Section 7.10 Modifications. No change or modification of this Plan shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition be so binding, unless such change or modification or waiver shall be in writing and signed by the Company.

Section 7.11 Binding Effect. This Plan shall be binding upon and inure to the benefit of (i) each Participant and Participant’s executors, administrators, personal representatives and heirs, and (ii) the Company, its successors and assigns.

Section 7.12 Headings and Interpretation. Headings are for convenience only and are not deemed to be part of this Plan. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Plan.

Section 7.13 No Guarantee of Tax Consequences. No person connected with this Plan in any capacity, including, but not limited to, the Company or any Affiliate and their respective members, partners, directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any award granted to or for the benefit of any Participant or that such tax treatment will apply to or be available to a Participant. Each Participant should consult with such Participant’s own tax advisor to determine the tax consequences to such Participant that are associated with participating in the Plan.

Section 7.14 Participant Acknowledgments. Each Participant acknowledges by accepting an Award Agreement that such Participant has reviewed this Plan and agrees to be bound by the terms and provisions hereof. Such Participant further acknowledges that such Participant has been advised to consult with such Participant’s own attorney, financial advisor and tax advisor concerning the legal, financial and tax matters associated with participating in the Plan.

Section 7.15 Governing Law. This Plan shall be construed in accordance with and governed in all respects by the laws of the State of Delaware.

Section 7.16 Assignment. This Plan and any related Award Agreement is not assignable by any Participant without the prior written consent of the Company, and any attempted assignment without such consent shall be void ab initio. No right or interest of any Participant under this Plan and any related Award Agreement may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of Participant.

Section 7.17 Compliance With Code Section 409A. The compensation payable to or with respect to any Participant pursuant to this Plan is intended to be compensation that is not subject to the tax imposed by Internal Revenue Code section 409A, and this Plan shall be administered and construed to the fullest extent possible to reflect and implement such intent.

Section 7.18 Excess Parachute Payments.

(a) Notwithstanding any other provision of the Plan to the contrary, if any payment or benefit by or from the Company or any of its Affiliates to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise (all such payments and benefits being collectively referred to herein as the “Payments”), would be subject to the Excise Tax (as defined in Section 7.18(h)), then the following provisions of this Section 7.18 shall apply.

(b) Prior to the consummation of any transaction that would or may result in any of the Payments payable or distributable to a Participant being subject to the Excise Tax, if the Company is or will be a corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code immediately before the consummation of such transaction, then such Participant shall have the right (but not the obligation) to enter into a written agreement with the Company and/or its Affiliates, as applicable (each, a “Waiver”), providing that (i) such Participant waives such Participant’s right to receive some or all of such Payments (the “Waived Payments”) so that all Payments (other than the Waived Payments) applicable to such Participant shall not be deemed to be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and would not be subject to the Excise Tax, and (ii) such Participant accepts in substitution for such Waived Payments the right to receive such Waived Payments only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code. Each such Waiver shall identify the specific Waived Payments and shall provide that if such stockholder approval is not obtained, such Waived Payments shall not be paid to such Participant and such Participant shall have no right or entitlement with respect thereto. As promptly as practicable after such Waiver is entered into between such Participant and the Company and/or its Affiliates, as applicable, but in any event prior to the consummation of any such transaction, the Company shall use its best efforts to obtain such stockholder approval (in a manner that complies with Section 280G(b)(5)(B) of the Code) of the Waived Payments that have been conditioned in such Waiver on the receipt of such stockholder approval.

(c) If, and to the extent that, such a Participant does not enter into a Waiver, then except as otherwise provided in Section 17.8(d), the Payments shall be reduced (but not below zero) or eliminated (all as further provided for in Section 17.8(e)) to the extent the Independent Tax Advisor (as defined in Section 7.18(g)) shall reasonably determine is necessary so that no portion of the Payments shall be subject to the Excise Tax.

(d) Notwithstanding the provisions of Section 17.8(c), if the Independent Tax Advisor reasonably determines that a Participant would receive, in the aggregate, a greater amount of the Payments on an after-tax basis (including all applicable federal, foreign, state, and local income, employment and other applicable taxes and the Excise Tax) if the Payments were not reduced or eliminated pursuant to Section 17.8(c), then no such reduction shall be made notwithstanding that all or any portion of the Payments may be subject to the Excise Tax.

(e) For purposes of determining which of Section 17.8(c) and Section 17.8(d) shall be given effect, the determination of which Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor, provided that the Independent Tax Advisor shall reduce or eliminate, as the case may be, the Payments in the following order (and within the category described in each of the following Section 17.8(e)(i) through (iii), in reverse order beginning with the Payments which are to be paid farthest in time except as otherwise provided in Section 17.8(e)(iii)):

(i) by first reducing or eliminating the portion of the Payments otherwise due which are not payable in cash (other than that portion of the Payments subject to Section 17.8(e)(iii));

(ii) then by reducing or eliminating the portion of the Payments otherwise due and which are payable in cash (other than that portion of the Payments subject to Section 17.8(e)(iii)); and

(iii) then by reducing or eliminating the portion of the Payments otherwise due that represent equity-based compensation, such reduction or elimination to be made in reverse chronological order with the most recent equity-based compensation awards reduced first.

(f) The Independent Tax Advisor shall provide its determinations with respect to a Participant, together with detailed supporting calculations and documentation, to the Company and such Participant for their review. The determinations of the Independent Tax Advisor under this Section 17.8 shall, after due consideration of the Company’s and such Participant’s comments with respect to such determinations and the interpretation and application of this Section 17.8, be final and binding on the Company and such Participant absent manifest error. The Company and such Participant shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 17.8.

(g) For purposes of this Section 17.8, “Independent Tax Advisor” shall mean a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be reasonably acceptable to a Participant (a Participant’s acceptance not to be unreasonably withheld, delayed or conditioned), and all of whose fees and disbursements shall be paid by the Company.

(h) As used in this Section 17.8, the term “Excise Tax” means, collectively, the excise tax imposed by Section 4999 of the Code, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company has executed this Plan as of             , 2012, but to be effective as of the Effective Date.

COMPANY:

BI-LO HOLDING, LLC

By:
Name:
Title:

EXHIBIT A

to

BI-LO HOLDING, LLC 2012

EXECUTIVE INCENTIVE POOL PLAN

DESCRIPTION OF INCENTIVE POOL

I. The amount to be credited to the Incentive Pool shall be determined as follows:

A. Upon a Monetization Event that is a Cash Distribution described in Section 2.13, the Incentive Pool shall be credited with an amount equal to the CD Participation Amount. The “CD Participation Amount” shall be a portion of the excess of (i) the sum of such Cash Distribution actually distributed by the Company to the Company’s direct and indirect equity owners (the “CD Cash Received”) plus all prior Cash Distributions (plus all prior ME Value Received, if any), over (ii) the Beginning Equity Value (such excess, the “CD Profit Amount”). To determine such portion, the Company shall calculate a Cumulative IRR with respect to the CD Cash Received in such current Cash Distribution and all prior Cash Distributions (the “Aggregate CD Cash Received”). The Incentive Pool shall not be credited unless and until the Cumulative IRR equals or exceeds 15% but once the Cumulative IRR equals or exceeds 15% then, the CD Participation Amount will be a varying percentage of the tranches of the CD Profit Amount that are required to achieve varying levels of Cumulative IRR, as follows:

Aggregate CD Cash Received Required to Achieve Cumulative IRR of:	Percentage of the Incremental CD Profit Amount to be Credited as CD Participation Amount*
Negative to 0%	0.0%
0% up to 5%	3.0% of excess over 0%
Over 5% up to 10%	4.0% of excess over 5%
Over 10% up to 15%	5.0% of excess over 10%
Over 15% up to 17.5%	6.0% of excess over 15%
Over 17.5% up to 20%	7.0% of excess over 17.5%
Over 20% up to 22.5%	9.0% of excess over 20%
Over 22.5% up to 25%	11.0% of excess over 22.5%
Over 25%	15.0% of excess over 25%

*

In the chart above, the percentage in the right-hand column in any particular row is applied only to the portion of the CD Profit Amount attributable to the incremental Cumulative IRR reflected in the left-hand column of such row (e.g., if the Cumulative IRR is 20%; assume that the total CD Profit Amount is $12; further assume that $3 of CD Profit Amount is required to achieve a 5% Cumulative IRR, an additional $2 of CD Profit Amount is required to achieve a 10% Cumulative IRR, an additional $2 of CD Profit Amount is required to achieve a 15% Cumulative IRR, an additional $3 of CD Profit Amount is required to achieve a 17.5% Cumulative IRR, and the incremental $2 of CD Profit Amount is required to achieve a 20% Cumulative IRR; then, based on these assumptions, the amount credited as CD Participation Amount is 3% of $3, plus 4% of $2, plus 5% of $2, plus 6% of $3, plus 7% of $2, for a total of $.09 + $.08 + $.10 + $.18 + $.14 which equals $0.59).

B. Upon a Monetization Event that is not a Cash Distribution, the Incentive Pool shall be credited with an amount equal to the ME Participation Amount. The “ME Participation Amount” shall mean a portion of the excess of (i) the sum of the net cash proceeds (and the fair market value of other consideration received at the time of the Monetization Event as determined in the Company’s Discretion) from the event causing the Monetization Event actually received by the Company’s equity owners (the “ME Value Received”) plus all prior Aggregate CD Cash Received, over (ii) the Beginning Equity Value (such excess, the “ME Profit Amount”). To determine such portion, the Company shall calculate a Cumulative IRR with respect to the ME Value Received and the Aggregate CD Cash Received (the “Aggregate ME Value”). The Incentive Pool shall not be credited unless and until the Cumulative IRR equals or exceeds 15% but once the Cumulative IRR equals or exceeds 15% then, the ME Participation Amount will be a varying percentage of the tranches of the ME Profit Amount that are required to achieve varying levels of Cumulative IRR, as follows:

Aggregate ME Value Required to Achieve Cumulative IRR of:	Percentage of the Incremental ME Profit Amount to be Credited as ME Participation Amount**
Negative to 0%	0.0%
0% up to 5%	3.0% of excess over 0%
Over 5% up to 10%	4.0% of excess over 5%
Over 10% up to 15%	5.0% of excess over 10%
Over 15% up to 17.5%	6.0% of excess over 15%
Over 17.5% up to 20%	7.0% of excess over 17.5%
Over 20% up to 22.5%	9.0% of excess over 20%
Over 22.5% up to 25%	11.0% of excess over 22.5%
Over 25%	15.0% of excess over 25%

Notwithstanding the foregoing, in the event such Cumulative IRR is greater than or equal to twenty-five percent (25%), the aggregate amount credited as ME Participation Amount shall not be less than eighty-five million dollars ($85,000,000).

**

In the chart above, the percentage in the right-hand column in any particular row is applied only to the portion of the ME Profit Amount attributable to the incremental Cumulative IRR reflected in the left-hand column of such row (e.g., if the Cumulative IRR is 10%; assume that the total ME Profit Amount is $16; further assume that $10 of ME Profit Amount is required to achieve a 5% Cumulative IRR; and the incremental $6 of ME Profit Amount is required to achieve a 10% Cumulative IRR; then, based on these assumptions, the amount credited as ME Participation Amount is 3% of $10 plus 4% of $6, for a total of $.30 + $.24 which equals $0.54).

2

Note: in the event of a Monetization Event that is a Public Offering the fair market value of the consideration received at the time of such Monetization Event shall be determined in relation to the market price at which the publicly offered securities are initially sold by the underwriters or, if applicable, at the time any lock-up agreement entered into by the Company’s equity owners in connection with such Public Offering expires.

II. “Cumulative IRR” means the cumulative internal rate of return, compounded annually, from the Closing Date to the applicable Monetization Event determination date in question, as determined by the Committee, with respect to an investment equal to the Beginning Equity Value (treated as the amount invested on the Effective Date), treating each amount of CD Cash Received and ME Value Received as a return on that investment on the date(s) actually received.

III. Attached are examples of calculations of the Incentive Pool based on assumed hypothetical amounts received in assumed hypothetical Monetization Events. The examples are for illustrative purposes only and all calculations of the Incentive Pool shall be governed by the foregoing provisions of this Exhibit A.

3